CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



      We consent to the references to our firm under the captions "Financial Highlights" within the Prospectus and "General Information - Independent Registered Public Accounting Firm" and "Financial Statements and Report of Independent Registered Public Accounting Firm" within the Statement of Additional Information and to the use of our report dated June 24, 2011 relating to Government STIF Portfolio for the fiscal year ended April 30, 2011 which is incorporated by reference in this Post Effective Amendment No. 32 to the Registration Statement (Form N-1A No. 33-34001) of AllianceBernstein Fixed-Income Shares, Inc.


                                                    /s/ Ernst & Young LLP

New York, New York
August 26, 2011